EXHIBIT 2

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE SUCH INFORMATION IS NOT MATERIAL AND DISCLOSURE THEREOF WOULD CONSTITUTE AN INVASION OF PERSONAL PRIVACY. THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (“Agreement”) is made and entered into as of January 8, 2023, by and between ASTRAZENECA FINANCE AND HOLDINGS INC., a Delaware corporation (“Parent”), and the undersigned holder (the “Stockholder”) of shares of common stock of CINCOR PHARMA, INC., a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of January 8, 2023, by and among Parent, CINNAMON ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”) and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”).

A.      Parent, Purchaser and the Company have entered into the Merger Agreement, providing for, among other things, Purchaser to commence a tender offer (as may be amended, modified or extended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock and following the consummation of the Offer, the merger of Purchaser with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent.

B.      The Stockholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Common Stock (together with any New Shares (as defined below in Section 4), the “Shares”), and holds other rights to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock indicated opposite the Stockholder’s name on Schedule 1 attached hereto.

C.      As an inducement and a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Parent has required that the Stockholder, and the Stockholder has agreed to, enter into and perform this Agreement and tender and vote the Stockholder’s Shares as described herein.

NOW, THEREFORE, the Stockholder and Parent agree as follows:

1.      Agreement to Tender the Shares.

(a)      The Stockholder hereby agrees to tender all of the Shares free and clear of all Encumbrances (other than as contained herein), or cause all of such Stockholder’s Shares to be tendered, into the Offer no later than the 10th Business Day following the commencement of the Offer. If the Stockholder acquires Shares after the date hereof and during the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date (the “Support Period”), the Stockholder shall tender or cause to be tendered all such Shares on or before the earlier of (i) three Business Days after such acquisition, and (ii) one Business Day prior to the expiration of the Offer. Until the Expiration Date, once any of the Stockholder’s Shares are tendered in accordance with the terms hereof, the Stockholder will not withdraw any Shares, or cause any Shares to be withdrawn, from the Offer at any time.

(b)      If (i) the Offer is terminated or withdrawn by Parent or Purchaser, or (ii) the Expiration Date occurs prior to the acceptance for payment of the Shares in the Offer, Parent and Purchaser shall promptly return, or cause any depository acting on behalf of Parent and Purchaser to return, all Shares tendered by the Stockholder in the Offer to the Stockholder.

2.      Agreement to Vote the Shares. The Stockholder agrees that, during the Support Period, at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Stockholder shall:

(a)      if a meeting is held, appear at such meeting or otherwise cause all of the Shares to be counted as present at such meeting for purposes of calculating a quorum; and

(b)      vote (or cause to be voted) all of the Shares: (i) in favor of adoption of the Merger Agreement and the approval of the Merger and the other Transactions as to which stockholders of the Company are called upon to vote or consent in favor of any matter that would reasonably be expected to facilitate the consummation of the Merger; (ii) against any action or agreement that would reasonably be expected to result in any of the Offer Conditions or the conditions to the Merger under the Merger Agreement not being fulfilled; (iii) against any Acquisition Proposal or any action, agreement, transaction or other matter that is intended to (to the actual knowledge of the Stockholder), or would reasonably be expected to, impede, interfere with, delay, postpone, prevent, discourage or materially and adversely affect the consummation of the Merger and all other Transactions; and (iv) against any change in or to the Company Board that is not recommended or approved by the Company Board, or any change in or to the present capitalization, corporate structure, Certificate of Incorporation or bylaws of the Company that is not consented to by Parent. During the Support Period, the Stockholder shall not propose, take, commit or agree to take any action inconsistent with the foregoing in this Section 2. The Stockholder shall retain at all times the right to vote all of the Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

3.      Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 8 thereof, (c) the mutual written agreement of the parties to terminate this Agreement, (d) an amendment of, or any waiver of the Company’s rights under, the Merger Agreement (including any exhibits or schedules thereto, such as the CVR Agreement), without the prior written consent of the Stockholder, that results in a decrease of the Closing Amount, Offer Price or the number of CVRs to be paid per Share, or a change in the form of consideration payable in the Offer (other than a change in form from CVRs to cash where the price payable in cash is not less than the Milestone Payment) or (e) the expiration of the Offer without Purchaser having accepted for payment the shares of Company Common Stock tendered in the

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Offer, provided that Purchaser has not cured such breach within the Parent Breach Notice Period. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any Willful Breach of this Agreement prior to termination hereof.

4.      Additional Purchases. The Stockholder agrees that any shares of Company Common Stock or other shares of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) during the Support Period, including by the exercise of a Company Option or the settlement of an RSU (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 6 shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Stockholder to exercise any Company Equity Award or Company Warrant or require the Stockholder to purchase any shares of Company Common Stock, and nothing herein shall prohibit the Stockholder from exercising any Company Equity Award or Company Warrant held by the Stockholder.

5.      Agreement to Retain the Shares and Other Covenants.

(a)      During the Support Period, the Stockholder shall not Transfer (as defined below in Section 5(c)) (or agree to Transfer or cause or permit the Transfer of) any of the Shares. Without limiting the generality of the foregoing, during the Support Period, the Stockholder shall not tender, agree to tender or permit to be tendered any of the Shares in response to or otherwise in connection with any tender or exchange offer other than the Offer.

(b)      Section 5(a) above shall not prohibit or otherwise restrict a Transfer of Shares by the Stockholder: (i) by using already-owned Shares (or effecting a “net exercise” of a Company Option or a “net settlement” of an RSU) either to pay the exercise price upon the exercise of a Company Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Company Option or settlement of an RSU, in each case as permitted pursuant to the terms of any of the Company Equity Plans, (ii) transferring all or a portion of the Shares to any Affiliate, partner, member or equityholder of Stockholder or by operation of law or (x) if the Stockholder is an investment fund, to any other investment fund controlled by the same management company or, (y) if the Stockholder is an individual, to any immediate family members, a trust established for the benefit of the Stockholder and/or for the benefit of one or more members of the Stockholder’s immediate family or charitable organizations, including a donor-advised fund, for estate planning purposes or upon the death of the Stockholder, provided that, as a condition to any such Transfer pursuant to this clause (ii), the recipient agrees to be bound by this Agreement by executing and delivering to Parent a joinder to this Agreement, in a form reasonably acceptable to Parent as soon as practicable after such transfer, or (iii) with Parent’s prior written consent (such exceptions set forth in clauses (i) through (iii), collectively, “Permitted Transfers”).

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Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of any of the Shares in breach or violation of this Agreement shall be void and of no force or effect.

(c)      For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such Person, directly or indirectly, (i) sells, pledges, encumbers, hypothecates, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by the creation of any Encumbrance (other than as contained herein), by operation of law, by dividend or distribution or otherwise) of such Share or any interest in or beneficial ownership of such Share, (ii) deposits any Shares into a voting trust or enters into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) offers, consents, agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

(d)      The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary to fulfill the Stockholder’s obligations under this Agreement, including, without limitation, attending, if applicable, any meeting of the Company stockholders or any adjournment or postponement thereof (or executing valid and effective proxies to any other attending participant of such meeting in lieu of attending such meeting or any adjournment or postponement thereof).

(e)      Subject to Section 8 below, the Stockholder shall, and shall instruct its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent, Purchaser or their Affiliates or Representatives) with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Stockholder shall not, and the Stockholder shall instruct its Representatives not to: (i) solicit, initiate, or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) except to the extent the Company is permitted to do so under the Merger Agreement, engage in, continue or otherwise participate in any discussions or negotiations regarding, furnish to any other Person any non-public information or afford access to the business, personnel, properties, assets, books or records of the Company or its Subsidiaries to any other Person, in each case in connection with or for the purpose of knowingly facilitating or encouraging an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing. Nothing in this Section 5(e) shall prohibit the Stockholder or its Representatives from informing any Person of the existence of the provisions contained in this Section 5(e). The Stockholder acknowledges that any violation of the restrictions set forth in this Section 5(e) by its Representatives acting on behalf of the Stockholder shall be deemed to be a breach by the Stockholder.

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6.      Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as of the date hereof as follows:

(a)      The Stockholder is a natural person or a legal entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. The Stockholder has the full power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and no other proceedings or actions on the part of the Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)      This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If the Stockholder is married, and any of the Shares may constitute community property or spousal approval is otherwise necessary for this Agreement to be valid and binding, this Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Stockholder’s spouse, enforceable against the Stockholder’s spouse in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)      The Stockholder is the sole record and beneficial owner of the number of the Shares and the other rights to acquire (whether currently, upon lapse of time, following the satisfaction of any condition, upon the occurrence of any event or any combination of the foregoing) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock, in each case indicated opposite the Stockholder’s name on Schedule 1, which constitute all of the securities of the Company owned of record or beneficially by the Stockholder or its Affiliates on the date hereof. The Stockholder does not beneficially own any share of Company Common Stock that it does not hold of record or own any share of Company Common Stock through its Affiliates. The Shares are now, and at all times during the term hereof will be, held by the Stockholder (or a nominee or custodian for its benefit or a transferee pursuant to a Permitted Transfer), free and clear of any Encumbrances (other than as contained herein). The Stockholder has sole, and otherwise unrestricted, voting power with respect to such Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

(d)      The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others

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any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than as contained herein) on any of the Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or, to the Stockholder’s knowledge, any law, statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder.

(e)      The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Stockholder except for applicable requirements, if any, of the Exchange Act.

(f)      As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Body that would reasonably be expected to impair or delay the ability of the Stockholder to perform its obligations under this Agreement.

(g)      No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his, her or its capacity as a stockholder of the Company.

(h)      The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

7.      Waiver of Actions and Appraisal Rights. The Stockholder agrees that the Stockholder will not, in the Stockholder’s capacity as a stockholder of the Company, bring, commence, institute, maintain, prosecute or voluntarily aid any action, (a) which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with any of the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof, (b) with respect to any disclosure to the stockholders of the Company in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, or (c) against Parent, Purchaser or their respective Representatives in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (other than, if the Offer Acceptance Time occurs, an action with respect to the Stockholder’s right under the Merger Agreement to receive the Offer Price and the Merger Consideration for the Shares). During the term of this Agreement, the Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that the Stockholder may have by virtue of, or with respect to, any Shares by the Stockholder.

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8.      No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder or any representative of the Stockholder, (a) if the Stockholder or such representative is serving on the Company Board or is an officer of the Company, from exercising his or her duties and obligations as a director or officer of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director or officer of the Company, or (b) if the Stockholder or such representative is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder of the Company.

9.      Specific Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the courts described in Section 18, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived by the parties hereto. By seeking such remedies, a party shall not in any respect waive its right to seek any other form of relief that may be available (including monetary damages) for any breach of this Agreement or in the event that this Agreement has been terminated or that the remedies provided for in this Section 9 are not available or otherwise are not granted. Nothing set forth herein shall require any party to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance prior to or as a condition to termination or expiration of this Agreement (and pursuing damages after such termination or expiration).

10.      Further Assurances. The Stockholder shall, from time to time and without additional consideration, execute and deliver, or cause to be executed and delivered such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

11.      Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder if they are, in accordance with the methods set forth in Section 9.8 of the Merger Agreement: (a) delivered to Parent at the address set forth in Section 9.8 of the Merger Agreement or (b) delivered to the Stockholder at his, her or its address set forth on the Stockholder’s signature page to this Agreement (or, in each case, at such other address for a party hereto as shall be specified by like notice).

12.      No Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

13.      Disclosure. The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the SEC that Parent determines to be necessary in connection

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with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; provided, that the Stockholder shall have a reasonable opportunity to review and comment on such disclosure prior to any such filing. None of the information relating to the Stockholder provided by or on behalf of the Stockholder in writing for inclusion in such documents and schedules filed with the SEC will, at the respective times that such documents and schedules are filed with the SEC or are first mailed, contain any untrue statement of material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder shall promptly notify Parent if it becomes aware of any required corrections with respect to any information provided by or on behalf of the Stockholder for inclusion in any such disclosure document if and to the extent that the Stockholder shall become aware that any such information shall have become untrue or misleading in any material respect. The Stockholder shall not make any press release, public announcement or other communication with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent, except (a) as required by applicable federal securities law, in which case Parent shall have a reasonable opportunity to review and comment on such communication, and (b) for any such communication that is materially consistent with previous public announcements by the Company or Parent.

14.      Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes each of Parent, the Company and their respective counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limitations on the voting and transfer of such Shares), subject to the provisions hereof, including Permitted Transfers. The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Expiration Date.

15.      Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.      Binding Effect and Assignment; Non-Recourse.

(a)      All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties hereto and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, and any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise. This

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Agreement shall not be assignable by either party hereto by operation of law or otherwise; provided, that, Parent may designate, prior to the Effective Time, by written notice to the Stockholder, another Affiliate of Parent to be a party to this Agreement; provided, further, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of the Stockholder due to Parent or such other Affiliate. Any assignment in contravention of the preceding sentence shall be null and void.

(b)      Each party hereto agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in contract or in tort, at law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or the transactions contemplated hereunder, (ii) the negotiation, execution or performance this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the transactions contemplated hereunder to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Representatives, that no recourse under this Agreement or in connection with any transactions contemplated hereby shall be sought or had against any other person and no other person shall have any liabilities or obligations (whether in contract or in tort, at law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), in each case, except for claims that any party hereto may assert against another party hereto solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

17.      No Waivers. No waivers of any breach of this Agreement extended by Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to the shares of Company Common Stock held or subsequently held by such other stockholder or with respect to any subsequent breach of the Stockholder or any other stockholder of the Company. No waiver of any provisions hereof by either party hereto shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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18.      Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent and submit to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

19.      Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

20.      No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Certificate of Incorporation, the Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21.      Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares or the acquisition by the Stockholder or any of its Affiliates of New Shares or other securities, the type and number of the Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall automatically attach to any New Shares or other securities issued to or acquired by the Stockholder or any of its Affiliates.

22.      Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. In the event Parent agrees to amend or waive the terms and conditions of any tender and support agreement it has entered into with any other stockholder of the Company, the result of which would make the terms and conditions of such tender and support agreement more favorable to such stockholder than the terms and conditions hereof are to the Stockholder, then Parent will offer to amend or waiver the terms and conditions of this Agreement so they are no less favorable to the Stockholder than the terms and conditions of such other tender and support agreement are to such other stockholder.

23.      Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

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24.      Counterparts; Effectiveness; PDF Signature. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. This Agreement may be executed by PDF signature and a PDF signature shall constitute an original for all purposes.

25.      Expenses. Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such expenses.

26.      Construction.

(a)      For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.

(b)      As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”

(c)      Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

(d)      The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.

(e)      Reference to the date hereof shall mean the date of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, each party hereto has duly executed and delivered this Agreement, all as of the date first above written.

GENERAL ATLANTIC (CIN), L.P.

By:	General Atlantic (SPV) GP, LLC, its General Partner
By:	General Atlantic, L.P., its Sole Member

By:	/s/ D. Gordon Cruess
Name:	D. Gordon Cruess
Title:	Managing Director

E-mail:	[***]

Address:	55 East 52nd Street, 33rd Floor New York, NY 10055

IN WITNESS WHEREOF, each party hereto has duly executed and delivered this Agreement, all as of the date first above written.

ASTRAZENECA FINANCE AND HOLDINGS INC.

By:	/s/ David White
Name:	David E. White
Title:	Treasurer

SCHEDULE 1

Stockholder (Name): General Atlantic (CIN), L.P.

Shares	Company Options	RSUs	Company Warrants
4,209,470	–	–	–